Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Praxis Precision Medicines, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(3)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share(1)		-	-	-	-	-
Fees to Be Paid	Equity	Preferred Stock, $0.0001 par value per share(1)		-	-	-	-	-
Fees to Be Paid	Debt	Debt Securities		-	-	-	-	-
Fees to Be Paid	Other	Warrants		-	-	-	-	-
Fees to Be Paid	Other	Units		-	-	-	-	-
Fees to Be Paid	Unallocated (Universal Shelf)	(2)	457(o)	$300,000,000	N/A	$300,000,000	0.00011020	$33,060.00
Fees Previously Paid	Equity	Common Stock, $0.0001 par value per share	457(o)	$95,573,843.36	N/A	$95,573,843.36	0.0000927	$8,859.70(4)
	Total Offering Amounts					$300,000,000(4)		$33,060.00
	Total Fees Previously Paid							$8,859.70
	Total Fee Offsets							—
	Net Fee Due							$24,200.30
(1)	Includes rights to acquire Common Stock or Preferred Stock under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(2)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of Common Stock is being registered as may be issued from time to time upon conversion of any Debt Securities that are convertible into Common Stock or pursuant to any anti-dilution adjustments with respect to any such convertible Debt Securities.

(3)	Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of Common Stock that are issued upon conversion of Debt Securities or Preferred Stock or upon exercise of Common Stock Warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $300,000,000.
(4)	The $300,000,000 of securities registered pursuant to this registration statement includes $95,573,843.36 of Common Stock that may be issued and sold under a certain sales agreement with Jefferies LLC, or Sales Agreement. We paid a registration fee of $11,587.50 at the time this registration statement was initially filed for $125,000,000 of Common Stock that may be issued and sold under the Sales Agreement. As of the date of this registration statement, we have sold $29,426,156.64 pursuant to the Sales Agreement. We are registering the offer and sale of the remaining $95,573,843.36 that has not been sold pursuant to the Sales Agreement.

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